                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]
                         -

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))
 -

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      Huntington Bancshares Incorporated
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                      Huntington Bancshares Incorporated
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
 -  Item 22(a)(2) of Schedule 14A.


[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

Huntington Bancshares Incorporated                     [Logo of Huntington
Huntington Center                                       Bancshares Incorporated]
41 South High Street
Columbus, Ohio  43287

RALPH K. FRASIER
General Counsel and Secretary


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     The Twenty-Ninth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 27, 1995, at 5:00 p.m. local Columbus, Ohio time, for the following purposes:

        (1) To elect four directors to serve as Class II Directors until the 1998 Annual Meeting of Shareholders and until their successors are elected.
        (2) To consider and act upon a proposal to approve the Huntington Bancshares Incorporated Incentive Compensation Plan.
        (3) To ratify the appointment of Ernst & Young LLP, independent public accountants, to serve as auditors for the Corporation for the year 1995.
        (4) To consider and act upon a shareholder proposal, if presented at the meeting.
        (5) To transact any other business which may properly come before the meeting.

     You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

     We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

Sincerely yours,

/s/ Ralph K. Frasier
Ralph K. Frasier
March 10, 1995


                    PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                         IN THE ACCOMPANYING ENVELOPE
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

Huntington Bancshares Incorporated                     [Logo of Huntington
Huntington Center                                      Bancshares Incorporation]
41 South High Street
Columbus, Ohio 43287

                         ----------------------------

                                PROXY STATEMENT

                         ----------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 27, 1995

                              -------------------


     This Proxy Statement is furnished to the shareholders of Huntington Bancshares Incorporated (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on April 27, 1995, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement and the enclosed proxy will be first sent or given to the Corporation's shareholders on approximately March 10, 1995.

     The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named herein, FOR the approval of the Huntington Bancshares Incorporated Incentive Compensation Plan, FOR the ratification of Ernst & Young LLP's appointment as independent auditors, and AGAINST the shareholder proposal, if no direction is made to the contrary.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

     The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone, or personal interview. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies and will pay such firm fees of approximately $4,000, plus expenses.

     Holders of record of Common Stock at the close of business on February 15, 1995, will be entitled to vote. At that date, the Corporation had 130,058,618 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

     A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Abstentions and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the shareholders at this meeting requires the affirmative vote of a majority of all the votes cast by the holders of Common Stock at a meeting at which a quorum is present for approval or ratification of the matter. Under Maryland law, abstentions and broker non-votes are not counted as votes cast at the meeting and thus will have no effect.

ELECTION OF DIRECTORS

     The Corporation's Charter provides for a classified Board of Directors. In accordance with the Corporation's Bylaws, the Board of Directors has, by resolution, set the number of authorized directors at twelve. The Board of Directors proposes the election of four directors at the 1995 Annual Meeting of Shareholders to serve as Class II Directors. The nominees for Class II Directors, if elected, will each serve a three-year term expiring at the 1998 Annual Meeting of Shareholders and until their successors are elected.

     Don Conrad and Frank Wobst are currently Class II Directors of the Corporation and are being nominated by the Board of Directors for reelection as Class II Directors. Messrs. Conrad and Wobst were each elected at the 1992 Annual Meeting of Shareholders to serve three-year terms expiring in 1995. George A. Skestos and Lewis R. Smoot, Sr. are also being nominated by the Board of Directors for election as Class II Directors. Both Messrs. Skestos and Smoot currently serve as directors of The Huntington National Bank and Mr. Skestos is also a director of The Huntington Trust Company, National Association, and The Huntington Financial Services Company.

     Marvin E. White and Milton A. Wolf, who were elected as Class II Directors at the 1992 Annual Meeting of Shareholders, are not candidates for reelection by virtue of the obligatory retirement provisions of the Corporation's Bylaws. Mr. White has served as a director of the Corporation since 1981 and Mr. Wolf, who also served as a director of Union Commerce Corporation from 1982 until it was merged into the Corporation in 1983, has served as a director of the Corporation since 1983. The Corporation has benefited greatly from the many years of distinguished, loyal service of both Messrs. White and Wolf.

     It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Conrad, Skestos, Smoot, and Wobst as Class II Directors. In the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Bylaws, or the Board of Directors may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following table sets forth certain information concerning each nominee and each continuing director of the Corporation.

                              CLASS II DIRECTORS
                     (NOMINEES FOR TERMS EXPIRING IN 1998)

                                                                        DIRECTORSHIPS HELD IN ANY COMPANY
                                                                       WITH A CLASS OF SECURITIES REGISTERED
            NAME AND PRINCIPAL                        DIRECTOR        PURSUANT TO SECTIONS 12 OR 15(D) OF THE
               OCCUPATION(1)                  AGE      SINCE              SECURITIES EXCHANGE ACT OF 1934
- ------------------------------------------------------------------------------------------------------------------------------------
DON CONRAD

    Chairman, Huntington Bancshares            66     1989
    Kentucky, Inc.; Chairman and Chief
    Executive Officer, WACO Oil Co.,
    Inc., retail gasoline/convenience
    stores, car washes, and self storage
    warehouses

GEORGE A. SKESTOS

    Retired Chairman, Homewood                 67
    Corporation, residential
    construction and
    development

LEWIS R. SMOOT, SR.

    President and Chief Executive              61                     M/I Schottenstein Homes, Inc.
    Officer, The Smoot Corporation,
    general construction and
    construction management

FRANK WOBST

    Chairman and Chief Executive               61     1974
    Officer of the Corporation; Chairman
    of the Executive Committee of The
    Huntington National Bank; Chairman,
    The Huntington Trust Company,
    National Association

                              CLASS III DIRECTORS
                            (TERMS EXPIRE IN 1996)

                                                                      DIRECTORSHIPS HELD IN ANY COMPANY
                                                                    WITH A CLASS OF SECURITIES REGISTERED
           NAME AND PRINCIPAL                          DIRECTOR    PURSUANT TO SECTIONS 12 OR 15(D) OF THE
              OCCUPATION(1)                   AGE       SINCE          SECURITIES EXCHANGE ACT OF 1934
- ------------------------------------------------------------------------------------------------------------------------------------
DON M. CASTO, III
    Principal, Don M. Casto                    50      1985
    Organization, real estate developers
WM. J. LHOTA
    Executive Vice President, American         55      1990        AEP Generating Company, Appalachian
    Electric Power Service Corporation,                            Power Company,
    management, technical, and                                     Blackhawk Coal Company,
    professional subsidiary of American                            Columbus Southern Power Company,
    Electric Power Company, Inc., an                               Indiana Michigan Power Company,
    investor owned electric utility                                Kentucky Power Company,
    system                                                         Ohio Power Company,
                                                                   State Auto Financial Corporation


GERALD E. MAYO
    President, Midland Financial               62      1990        Borror Corporation,
    Services; Chairman, The                                        The Columbia Gas System, Inc.,
    Midland Life Insurance Company, life                           HBO & Company
    insurance and annuities
TIMOTHY P. SMUCKER
    Chairman, The J. M. Smucker                50      1978        The J. M. Smucker Company, Kellogg
    Company, manufacturer of jams,                                 Company
    jellies, preserves, and ice cream
    toppings

                               CLASS I DIRECTORS
                            (TERMS EXPIRE IN 1997)

                                                                      DIRECTORSHIPS HELD IN ANY COMPANY
                                                                      WITH A CLASS OF SECURITIES REGISTERED
               NAME AND PRINCIPAL                     DIRECTOR      PURSUANT TO SECTIONS 12 OR 15(D) OF THE
                  OCCUPATION(1)                 AGE    SINCE           SECURITIES EXCHANGE ACT OF 1934
- -----------------------------------------------------------------------------------------------------------------------------------
JOHN B. GERLACH
     Chairman and Chief Executive               68      1984       Lancaster Colony Corporation,
     Officer, Lancaster Colony                                     Drug Emporium, Inc.,
     Corporation, manufacturer of                                  M/I Schottenstein Homes, Inc.,
     housewares, specialty foods,                                  Scioto Downs, Inc.,
     and automotive and truck accessories                          Worthington Foods, Inc.
W. LEE HOSKINS
     Vice Chairman of the Corporation;          54      1991
     Chairman, President, and Chief
     Executive Officer, The Huntington
     National Bank
ZUHEIR SOFIA
     President, Chief Operating Officer,        50      1984
     and Treasurer of the Corporation
WILLIAM J. WILLIAMS
     Retired Chairman, The Huntington           66      1985       Centerior Energy Corporation,
     National Bank                                                 Republic Engineered Steel, Inc.,
                                                                   UNR Industries, Inc.

_________________

(1) Mr. Hoskins' business experience is described under "Executive Officers of the Corporation" below. Mr. Williams retired from the position of Chairman of The Huntington National Bank as of September 1, 1993. Each other nominee and continuing director has held the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years. Messrs. Hoskins, Sofia, and Wobst are also directors of The Huntington National Bank, The Huntington Trust Company, National Association, and various other entities affiliated with the Corporation. Mr. Williams is also a director of The Huntington National Bank and another affiliated entity.
_________________

     The Board of Directors of the Corporation had a total of nine regular and special meetings during 1994. The Board of Directors has standing Audit, Compensation and Stock Option, Executive, and Pension Review Committees. The members of the Audit Committee are Messrs. Lhota, Mayo, Wolf and Casto, Chairman. The Audit Committee met four times during 1994 and performs the function of overseeing the work of the internal and external auditors. The members of the Compensation and Stock Option Committee are Messrs. Conrad, Smucker, White, and Gerlach, Chairman. This committee met four times during 1994 and reviews benefits and executive compensation, including incentive compensation, and grants stock options. The Executive Committee is composed of Messrs. Casto, Gerlach, Smucker, White, and Wobst, Chairman. This committee met twice during 1994 and makes recommendations to the full Board of Directors with respect to significant policy issues and nominations to the Board of Directors of the Corporation. The members of the Pension Review Committee are Messrs. Conrad, Gerlach, White, and Smucker, Chairman. The Pension Review Committee met twice during 1994 and administers the Corporation's Retirement Plan, oversees the investment of plan assets and makes recommendations to the Board of Directors regarding the Retirement Plan.

COMPENSATION OF DIRECTORS

     Each non-officer director of the Corporation receives $1,250 for each Board or committee meeting of the Corporation the director attends. In addition, each non-officer director of the Corporation receives retainer payments at an annual rate of $20,000. Non-officer chairmen of standing committees of the Board of Directors of the Corporation receive additional retainer payments at an annual rate of $3,125. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (see below).

DEFERRED COMPENSATION PLAN FOR DIRECTORS

     The Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan"), adopted in 1991, allows the members of the Board of Directors of the Corporation to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. The Corporation transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Common Stock of the Corporation. During 1994, the trustee invested the trust fund primarily in Common Stock of the Corporation. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director. All of the assets of the Directors' Plan are subject to the claims of the creditors of the Corporation and the rights of a director or his beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of the Corporation. Directors who are also officers of the Corporation do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

RETIREMENT PLAN FOR DIRECTORS

     The Corporation adopted the Huntington Bancshares Incorporated Retirement Plan for Outside Directors (the "Directors' Retirement Plan") effective January 1, 1993. The Directors' Retirement Plan provides retirement benefits for non-employee directors of the Corporation who have completed five years of service on the Corporation's Board of Directors and for directors of the Corporation who, in the Corporation's discretion, are named eligible to participate. Participation in the Directors' Retirement Plan, which is voluntary and may be waived, commences automatically by a director who has met the eligibility requirements. Retirement benefits are payable annually upon the first to occur of termination of service to the Board by reason of death, disability or retirement upon or after reaching age 70. The initial annual benefit is equal to the participant's annual retainer, excluding meeting, committee, and other like fees, in effect as of the date the initial benefit is paid. Subsequent benefit payments are equal to the annual retainer in effect at the time of payment; provided, however, that at no time will a participant's annual benefit be reduced. Benefits are payable for the life of the participant.

     In the event a participant dies prior to the commencement of benefit payments or dies after distribution has commenced, but before the participant has received ten annual payments, the benefits shall be payable to the participant's surviving spouse until the surviving spouse dies or the combined total number of annual payments to the participant and the surviving spouse equals ten, whichever occurs first. Unless the participant is survived by a spouse, entitlement to the benefits under the Directors' Retirement Plan terminates at the death of the participant.

     In the event of a change in control of the Corporation, each non-employee director then sitting on the Board shall become eligible, regardless of the director's number of years of service, to receive the greater of the director's annual retainer, excluding meeting, committee, and other like fees, then in effect, or the director's largest annual retainer in effect at any time during the two-year period immediately preceding the change in control. A participant with fewer than five years of service will receive benefits annually for up to ten years; a participant with five or more years of service will receive benefits annually for life. In the event of a change in control, or in the event a change in control is likely to occur, as determined by the Corporation in its sole discretion, the Corporation may create and fund a grantor trust to provide for payment of benefits under the Directors' Retirement Plan; otherwise, the Directors' Retirement Plan is unfunded and no provision will be made with respect to segregating any assets of the Corporation for payment of any benefits thereunder. The participants and their spouses have only the rights of general unsecured creditors of the Corporation with respect to any rights under the Directors' Retirement Plan.

     The Directors' Retirement Plan may be amended or terminated at the Corporation's discretion, however, no amendment or termination of the Directors' Retirement Plan will deprive, directly or indirectly, any participant or beneficiary of any benefit which has commenced prior to the effective date of the amendment or termination. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with the Corporation, including payments made under the Directors' Retirement Plan, but only if the Corporation is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.

OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Corporation's Common Stock by each of the Corporation's directors, nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of December 31, 1994.

                                     SHARES OF COMMON
NAME OF BENEFICIAL OWNER              STOCK OWNED(1)         PERCENT OF CLASS
- -----------------------------------------------------------------------------
Don M. Casto, III.........           110,285  (2)                  .08%

Don Conrad................           702,794  (2)                  .54%

Judith D. Fisher..........            73,259  (2)(3)               .06%

John B. Gerlach...........         1,074,880  (2)                  .83%

W. Lee Hoskins............           167,544  (3)                  .13%

Wm. J. Lhota..............            22,310  (2)                  .02%

Gerald E. Mayo............            80,623  (2)                  .06%

George A. Skestos.........             6,048                         *

Lewis R. Smoot, Sr........            38,027  (4)                  .03%

Timothy P. Smucker........            38,918  (2)                  .03%

Zuheir Sofia..............           500,822  (2)(3)               .38%

Marvin E. White...........           170,669                       .13%

Gerald R. Williams........           111,287  (3)                  .09%

William J. Williams.......            95,559  (2)(3)               .07%

Frank Wobst...............         1,127,746  (2)(3)               .86%

Milton A. Wolf............           761,208  (2)                  .58%

Directors and Executive
 Officers as a Group......         5,507,567  (2)(3)              4.20%
 (23 in group)
 * Less than .01%.

________________

(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)  Includes 1,601; 109,113; 1,040; 186,500; 1,472; 2,499; 17,499; 763; 43,203;
     and 2,500 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Ms. Fisher, Messrs. Gerlach, Mayo, Smucker, Sofia, W. Williams, Wobst, and Wolf respectively; 9,923 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 33,620 shares of Common Stock owned by The Midland Life Insurance Company, of which Mr. Mayo is a director and officer; 219,998 shares of Common Stock owned by the Gerlach Foundation Inc., of which Mr. Gerlach is trustee; 20,713 shares of Common Stock owned by Lehrs, Inc., of which Mr. Gerlach is a director and officer; 12,771 shares of Common Stock owned by the estate of John J. Gerlach, deceased of which Mr. Gerlach is executor; 14,898 shares of Common Stock owned by the John J. Gerlach Trust of which Mr. Gerlach is trustee; 6,426 shares of Common Stock owned by the WACO Oil Co., Inc. Pension Plan of which Mr. Conrad is an administrator; and 305,779 shares of Common Stock reported as owned by individuals included in directors and executive officers as a group, as to which the respective directors and executive officers have disclaimed beneficial ownership.

(3) Includes 47,144 shares for Ms. Fisher, 146,087 shares for Mr. Hoskins, 173,921 shares for Mr. Sofia, 75,846 shares for Mr. G. Williams, 6,873 shares for Mr. W. Williams, 462,035 shares for Mr. Wobst and 1,061,934 shares of Common Stock for all executive officers as a group which could have been acquired under stock options exercisable within 60 days of December 31, 1994.

(4) Includes 1,823 shares of Common Stock owned by members of the immediate family of Mr. Smoot and 13,750 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is an officer.

 ________________

     As of December 31, 1994, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation, except as follows:

NAME AND ADDRESS                  SHARES OF COMMON
OF BENEFICIAL OWNER                  STOCK OWNED      PERCENT OF CLASS
- ----------------------------------------------------------------------
The Huntington Trust Company,      12,699,805(1)            9.79%
 National Association
Huntington Center
41 South High Street
Columbus, Ohio 43287

_________________

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington Trust Company, National Association (the "Trust Company") and affiliated financial institutions. As fiduciary, or by agreement with the affiliated fiduciary, the Trust Company has the sole or shared power to vote and/or dispose of most of these shares; with respect to some of the shares, the sole or shared power to vote and/or dispose may be retained by an affiliated financial institution as fiduciary. The Trust Company or one of its affiliates has sole power to dispose of 1,311,868 of these shares, shared power to dispose of 1,454,559 of these shares, sole power to vote 3,795,134 of these shares, and shared power to vote 8,781,822 of these shares.

_________________

     Entities affiliated with the Corporation, the directors and executive officers of the Corporation and its affiliated entities, participants in the Corporation's Stock Purchase and Tax Savings Plan, Supplemental Stock Purchase and Tax Savings Plan, and Stock Option Plans, and participants in certain employee benefit plans of affiliated entities beneficially owned, in the aggregate, approximately 22,901,722 shares, or 17.59%, of the Common Stock of the Corporation outstanding on December 31, 1994.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Some of the directors and executive officers of the Corporation are customers of the Corporation's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors and executive officers of the Corporation also may be affiliated with entities which are customers of the Corporation's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers for each of the last three fiscal years ended December 31, 1994.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                           ----------------------

                                         ANNUAL COMPENSATION               AWARDS        PAYOUTS
                                  ----------------------------------       ------        -------

                                                            OTHER
                                                            ANNUAL      SECURITIES                    ALL OTHER
                                                            COMPEN-     UNDERLYING       LTIP           COMPEN-
  NAME AND PRINCIPAL                SALARY        BONUS     SATION        OPTIONS       PAYOUTS         SATION
       POSITION               YEAR  ($)(1)         ($)      ($)(2)        (#)(3)        ($)(4)          ($)(5)
- -----------------------------------------------------------------------------------------------------------------------
FRANK WOBST

Chairman and Chief            1994  800,000      564,000    83,384        125,000       400,009         36,000

Executive Officer             1993  760,000      646,000    59,144        109,998         -0-           34,200

                              1992  730,000      376,200     (2)          103,122       281,213         32,850


ZUHEIR SOFIA

President, Chief              1994  467,500      329,588     (2)           62,500       233,764         21,037

Operating Officer,            1993  445,000      378,250     (2)           61,873         -0-           20,025

and Treasurer                 1992  421,667      226,883     (2)           51,559       164,669         18,975


W. LEE HOSKINS

Chairman and CEO,             1994  467,500      329,588     (2)           62,500       233,759         21,037

The Huntington                1993  445,000      378,250     (2)           51,560         -0-           20,025

National Bank                 1992  422,500      220,275     (2)           51,559         -0-           18,910


GERALD R. WILLIAMS

Executive Vice                1994  254,000      131,070     (2)           18,750       128,509         11,430

President and Chief           1993  245,000      195,755     (2)           15,123         -0-           11,025

Financial Officer             1992  230,000      107,019     (2)           17,184        85,118         10,350


JUDITH D. FISHER

Executive Vice                1994  220,000      112,200     (2)           25,000       110,011          9,900

President                     1993  192,500      192,610     (2)           27,498         -0-            8,663

                              1992  173,333       96,872     (2)           17,184         -0-            7,800

  _____________

(1) Includes amounts deferred pursuant to the Corporation's Employee Stock Purchase and Supplemental Stock Purchase Plans.

(2) During 1994, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amount of $44,204. During 1993, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amount of $44,352. Other annual compensation for Mr. Wobst for 1992, and for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3) Adjusted for stock dividends and stock splits paid after the date of grant.

(4) The Corporation's Long-Term Incentive Compensation Plan is set up in overlapping three-year performance cycles commencing every other year. Awards were paid for the cycles ended December 31, 1992, and December 31, 1994. Figures indicated represent total dollar value of the awards. Awards are normally made in shares of the Corporation's Common Stock, however, a participant may elect to receive up to fifty percent of an award in cash. Mr. Hoskins and Ms. Fisher did not participate in the cycle of the Long-Term Incentive Compensation Plan which ended in 1992.

(5) Figures represent amounts contributed for each named executive officer by the Corporation to the Employee Stock Purchase Plan and the Supplemental Stock Purchase Plan. For 1994, $6,750 was contributed for each of Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Employee Stock Purchase Plan and $29,250, $14,287, $14,287, $4,680, and $3,150 were contributed for Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Supplemental Stock Purchase Plan.

________________

EMPLOYMENT AND EXECUTIVE AGREEMENTS

      Messrs. Wobst, Sofia, and Hoskins each have an agreed upon term of employment. Under Employment Agreements, Mr. Wobst will be employed by the Corporation through November 15, 1996, with automatic five-year renewals until Mr. Wobst's death, disability, or retirement, unless earlier terminated by either party upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $807,950; Messrs. Sofia and Hoskins will each be employed by the Corporation through November 15, 1996, with automatic five-year renewals until their death, disability, or retirement, unless earlier terminated by either the officer or the Corporation upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $474,200.

The Employment Agreements also provide for the officers' continued participation in the Corporation's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, the 1990 Stock Option Plan, and certain other benefits afforded to executive officers of the Corporation. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event any of Messrs. Wobst, Sofia, or Hoskins becomes disabled, which disability continues for more than six months during a twelve-month period, the Corporation may terminate such executive officer's Employment Agreement, and such executive officer will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, the executive officer will be entitled to two-thirds of his base salary, less disability benefits received from any of the Corporation's disability insurance programs, until he attains age sixty-five or through termination of the disability, whichever occurs first, with base salary to be reinstated upon return to employment. In the event of the death of either of Messrs. Wobst, Sofia, or Hoskins, their beneficiaries will receive their base annual salary for six months plus Incentive Compensation Plan payments.

     The Corporation also has entered into Executive Agreements with Messrs. Wobst, Sofia, Hoskins, and G. Williams which are designed to provide these executive officers with some assurance as to the continuation of their employment status and responsibilities in the event of a change in control of the Corporation. The Executive Agreements for Messrs. Wobst, Sofia, and Hoskins each provide that, if a change in control of the Corporation occurs and the executive officer makes a good faith determination that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated after a change in control, the executive officer is entitled to receive an amount equal to the greater of:
(i) his then current annual base salary through November 15, 1996, plus the amount of any unpaid bonus, incentive compensation, or other benefit and credit for any accrued vacation to which he is entitled under his Employment Agreement; or (ii) three times his then current annual base salary. In either case, the executive officer is also entitled to receive three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. The Corporation will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment or the commencement of full-time employment with a new employer, all health and welfare benefit plans and other specified benefits which the officer was entitled to participate in or receive prior to his termination. In the event the payments to be received by Messrs. Wobst, Sofia, or Hoskins are subject to any federal or state excise tax, the Corporation will pay an additional amount to the executive officer such that the net amount retained by the officer after payment of any such tax will be equal to the amount which such officer was entitled to receive before application of such taxes.

     The Executive Agreement for Mr. G. Williams provides that, if a change in control of the Corporation occurs and the executive officer makes a good faith determination within three years after such change in control that such officer's employment status or responsibilities has been materially and adversely affected thereby, or if such officer's employment is terminated within three years after a change in control, the executive officer is entitled to receive an amount equal to three times his then current annual base salary plus three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Adjustments to these payments will be made if the officer attains his normal retirement date within three years of the termination of his employment. In addition, the Corporation will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment, the commencement of full-time employment with a new employer, or the attainment of such officer's normal retirement date, all health and welfare benefit plans and other specified benefits to which the officer was entitled prior to his termination. Any payment which the officer would otherwise be entitled to receive will be reduced or eliminated to the extent the payment is determined to be nondeductible by the Corporation for federal income tax purposes under applicable provisions of the Internal Revenue Code.

     The Executive Agreements provide that the Corporation will pay the cost of legal counsel for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement through litigation or other legal action. An Executive Agreement will terminate if the employment of the executive officer terminates prior to a change in control of the Corporation. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with the Corporation, but only if the Corporation is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                            NUMBER OF
                           SECURITIES
                           UNDERLYING        PERCENT OF TOTAL                                GRANT DATE
                            OPTIONS          OPTIONS GRANTED TO    EXERCISE                    PRESENT
                            GRANTED            EMPLOYEES IN         PRICE        EXPIRATION     VALUE
NAME                        (#)(1)             FISCAL YEAR         ($/SH)(2)        DATE       ($)(3)
- -------------------------------------------------------------------------------------------------------------------
Frank Wobst                 125,000                20.1%            $20.55         5/18/04    $824,569

Zuheir Sofia                 62,500                10.1              20.55         5/18/04     412,284

W. Lee Hoskins               62,500                10.1              20.55         5/18/04     412,284

Gerald R. Williams           18,750                 3.0              20.55         5/18/04     123,685

Judith D. Fisher             25,000                 4.0              20.55         5/18/04     164,914

_______________

(1) Figures reflect effect of five-for-four stock split paid July 29, 1994. The options granted to each named executive officer become exercisable in equal increments on each of the first four anniversaries of the date of grant which was May 18, 1994. Options not yet exercised are cancelled upon a termination of employment for any reason other than death, retirement under one or more of the Corporation's retirement plans, termination following a change in control of the Corporation, or a disposition (other than a change in control) of substantially all of the stock or assets of the Corporation, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation. In addition, any tax which the Corporation is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Corporation, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirement.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the five-for-four stock split paid July 29, 1994.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictable assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 26.8%, which was the volatility calculated on a natural logarithmic basis of the Corporation's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the week of the grant, to correspond to the term of the options; and the dividend yield was equal to the Corporation's annualized dividend yield at the end of the first calendar quarter of 1994, which was 3.48%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of the Corporation's Common Stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the values indicated in the table for all stock options granted in 1994 to the named executive officers was $1,937,736, representing approximately .073% of the value, on the date of grant, of all shares of the Corporation outstanding at the date of grant.

________________

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING            VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT          IN-THE-MONEY(3)
                                                                      FISCAL YEAR-END          OPTIONS AT FISCAL YEAR-
                                                                          (#)(2)                      END ($)

                             SHARES
                           ACQUIRED ON         VALUE                   EXERCISABLE/                 EXERCISABLE/
NAME                     EXERCISE (#)(1)    REALIZED ($)              UNEXERCISABLE                UNEXERCISABLE
- -------------------------------------------------------------------------------------------------------------------
Frank Wobst                    -0-                -0-                    462,035/                   2,397,809/
                                                                          125,000                       -0-

Zuheir Sofia                 28,000             288,443                  173,921/                    691,503/
                                                                           62,500                       -0-

W. Lee Hoskins                 -0-                -0-                    146,087/                    438,235/
                                                                           62,500                       -0-

Gerald R. Williams             -0-                -0-                     75,846/                    483,628/
                                                                           18,750                       -0-

Judith D. Fisher              9,277              71,678                   47,114/                    111,524/
                                                                          25,000                        -0-

________________

(1) The actual number of shares received may be less than indicated in the event the optionholder elected to have shares withheld for the payment of the exercise price or withholding tax liability.

(2) Adjusted for stock splits and stock dividends paid after the date of grant.

(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.
________________

             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR


                                       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                       ----------------------------------------
                                                   PRICE-BASED PLAN(2)
                                                   -------------------

                               NUMBER OF        PERFORMANCE OR
                             SHARES, UNITS       OTHER PERIOD
                               OR OTHER        UNTIL MATURATION
NAME                            RIGHTS            OR PAYOUT              THRESHOLD           TARGET          MAXIMUM
- ------------------------------------------------------------------------------------------------------------------------------------
Frank Wobst                       (1)                (2)                  $144,000          $200,000        $400,000

Zuheir Sofia                      (1)                (2)                    84,150           116,875         233,750

W. Lee Hoskins                    (1)                (2)                    84,150           116,875         233,750

Gerald R. Williams                (1)                (2)                    46,260            64,250         128,500

Judith D. Fisher                  (1)                (2)                    39,600            55,000         110,000

_________________

(1) Each named executive officer has been selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1994. Awards based on a percentage of base salary will be paid at the end of the cycle if the Corporation's performance achieves the established threshold or higher.

(2) The Long-Term Incentive Compensation Plan measures the Corporation's performance over three-year cycles with a new cycle beginning every other year. The cycle that began January 1, 1994, will end on December 31, 1996. This plan is more fully described under the heading "Long-Term Incentive Awards" in the Board Compensation Committee Report on Executive Compensation below. The figures in the table are based on base salaries as of December 31, 1994.

_________________

                              PENSION PLAN TABLE

                                                   YEARS OF SERVICE

REMUNERATION                  15            20            25            30            35
- -------------------------------------------------------------------------------------------
  $200,000                 $115,672      $115,672      $115,672      $115,672      $115,672

   225,000                  131,922       131,922       131,922       131,922       131,922

   250,000                  148,172       148,172       148,172       148,172       148,172

   400,000                  245,672       245,672       245,672       245,672       245,672

   450,000                  278,172       278,172       278,172       278,172       278,172

   500,000                  310,672       310,672       310,672       310,672       310,672

   750,000                  473,172       473,172       473,172       473,172       473,172

   925,000                  586,922       586,922       586,922       586,922       586,922

   950,000                  603,172       603,172       603,172       603,172       603,172

   975,000                  619,422       619,422       619,422       619,422       619,422

     The table above illustrates the operation of the Corporation's Retirement Plan and Supplemental Executive Retirement Plan ("SERP") by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service. Benefit figures shown are computed on the assumption that participants retire at age 65. For purposes of the table, it is assumed that each participant is receiving benefits from the Retirement Plan in the form of a life annuity. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain).

     The SERP ensures that each participating executive officer (who retires at age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous sixty months. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from the Corporation under the SERP: (i) Social Security benefits payable; (ii) the benefit under the Retirement Plan; and (iii) any benefits under retirement plans of prior employers. For purposes of the table, it is assumed that the participant is not receiving benefits from any prior employers' retirement plans and that Social Security benefits payable are the maximum Old Age, Survivors and Disability Insurance benefit payable. If the sum of the payments due from Social Security, the Retirement Plan and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from the Corporation under the SERP. As illustrated by the table, the SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by the Corporation pursuant to the Retirement Plan and the SERP would be the same for an executive officer with fifteen years of service as for an executive officer with thirty-five years of service, assuming each had the same level of covered compensation, the only difference being that the fifteen year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his or her benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers.

     Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. An employee who has completed two years of continuous service with the Corporation (or an affiliated company) and whose compensation is in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code (the "Code") is eligible to participate in the Corporation's Supplemental Retirement Income Plan (the "SRIP"). The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Code. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1994, this limit was $150,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1994, this amount was $118,800. Because the SERP generally provides a larger benefit than the SRIP, executives participating in the SERP generally will not receive any payments under the SRIP.

     For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan, the SRIP, and, if applicable, the SERP is base salary earned in 1994 as indicated in the Summary Compensation Table. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 20.5 for Mr. Wobst, 23.33 for Mr. Sofia, 3.17 for Mr. Hoskins, 5.75 for Mr. Williams and 7.33 for Ms. Fisher. Messrs. Hoskins and Williams and Ms. Fisher did not participate in the SERP in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee is composed of Don Conrad, John
B. Gerlach, Timothy P. Smucker, and Marvin E. White. None of the members are or have ever been officers of the Corporation or its subsidiaries.

     Frank Wobst served on the Compensation Committee of the Board of Directors of The Midland Mutual Life Insurance Company (nka The Midland Life Insurance Company) in 1994, during which time Gerald E. Mayo was Chairman, Chief Executive Officer, and President.

     The following Board Compensation Committee Report on Executive Compensation and performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") oversees the Corporation's executive compensation programs. The Committee consists entirely of non-employee directors who met four times in 1994 to review and approve executive compensation matters.

     The Corporation's executive compensation philosophy is designed to meet four primary goals:

     (1) Ensure a strong linkage between corporate, unit and individual performance and total compensation.
     (2) Integrate compensation programs with the Corporation's annual and long-term strategic goals.
     (3) Encourage long-term strategic management and enhancement of shareholder value through equity awards.
     (4) Attract and retain key executives critical to the long-term success of the Corporation by providing a fully competitive pay package that is appropriately sensitive to performance.


     These principles are reflected in the key components of the Corporation's executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Three of the Corporation's executive officers, Messrs. Wobst, Sofia, and Hoskins, each have existing employment agreements with the Corporation (the "Existing Contracts") that, among other things, establish minimum base salaries and participation in the Corporation's incentive compensation plans (see "Employment and Executive Agreements" above). Increases in the minimum base salaries and the specific level of participation in the incentive compensation plans for these executive officers is determined by the Committee based on the factors described below. The Corporation's executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of the Corporation's executive compensation philosophy.

Base Salary

     Executives' base salary and subsequent adjustments are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive's base salary.

     The specific measures of business unit performance vary depending upon the executive's performance area and the goals periodically set for the performance area by the Corporation. Industry comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to banking. Although the

Committee reviews data representing pay practices of the 25th to 75th percentiles, in terms of compensation, of the competitive market, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Many of the banking organizations represented by the data are included in the KBW 50 Total Return Index published by Keefe, Bruyette & Woods, Inc. which was used for comparative purposes in the shareholder return graph (see "Comparison of Five Year Cumulative Total Return Between the Corporation, S&P 500 Index, and KBW 50 Total Return Index" below).

     Typically executive officers are reviewed for supplemental increases in their base salary on a 15 month cycle. Mr. Wobst received an annualized salary increase of 4.2% effective January 1, 1994, to recognize his leadership role in the Corporation's 1993 record profitability and his increased duties associated with the Corporation's asset growth. Contributing to this result was the successful integration of five acquisitions, the continued growth of Huntington Direct, as well as progress in other alternate delivery and niche business initiatives.

Annual Cash Incentive Awards

     Under the Corporation's Incentive Compensation Plan in effect for 1994, executive officers earned annual cash incentive awards determined as a percentage of base salary. The percentage of base salary for an executive was determined by (i) the category to which the executive was assigned for 1994 based upon his level of responsibility and (ii) the Corporation's performance as measured by return on beginning shareholders' equity ("ROBE") relative to a range of ROBE targets established by the Committee in the first quarter of 1994. The higher the ROBE target, the larger the percentage of base salary is applied for this purpose. Although the percentage of base salary tied to performance targets within the range has not been changed in recent years, the range was extended in 1994 to establish a new maximum target providing increased award opportunities commensurate with outstanding corporate performance for those executive officers who could significantly affect corporate performance. ROBE targets that were set for 1994 bore no predetermined relationship to the targets set for the previous year. However, in establishing the targets, consideration was given to internal corporate performance goals and the Corporation's assessment of its economic environment and industry trends.

     Potential awards were then weighted for the following factors: corporate performance, business unit performance, and individual performance. The weight assigned to each factor varied depending on the executive's scope of responsibility within the Corporation. The portions of an executive's award tied to business unit performance and individual performance were or could have been adjusted as determined by the managing executive's subjective evaluation, except that Mr. Wobst's individual performance was evaluated by the Committee. For example, Mr. Wobst's award was calculated by giving 90% weight to corporate performance, no weight to business unit performance, and 10% weight to individual performance. Other executive officer awards were assigned weights of 20%-40% for corporate performance, 40%-60% for business unit performance, and 20% for individual performance. No awards could have been paid under the plan unless the Corporation's performance met the established minimum ROBE target level. All awards required Committee approval.

     The Committee's evaluation of Mr. Wobst's individual performance and the Corporation's ROBE performance in 1994 resulted in an award of $564,000.

Long-Term Incentive Awards

     Long-term incentive awards are in the form of stock and cash awards granted under the Long-Term Incentive Compensation Plan and stock options granted under the Corporation's employee stock option plans. The value of these awards is dependent upon the Corporation's performance over a period of time, as described below.

     The Long-Term Incentive Compensation Plan measures the Corporation's performance over three-year cycles with a new cycle beginning every other year. The cycle which began January 1, 1992, ended on December 31, 1994. The cycle which began on January 1, 1994, will end December 31, 1996. Awards under the Long-Term Incentive Compensation Plan are based on a comparison of the Corporation's three-year average ROBE to those of a peer group at the end of a cycle. The Committee approves the peer group and the eligible participants for each plan cycle. The peer group for each cycle is composed of the 50 largest (based on assets) United States banking organizations whose stock is publicly traded minus those banking organizations deemed by the Committee to be money center banking organizations that do not provide a meaningful standard for comparison with the Corporation. The peer group is comprised of those banking organizations satisfying these criteria as of the December 31 immediately preceding the commencement of each cycle and remains fixed for the cycle, except to the extent the group is reduced due to attrition (as a result of mergers and organizations ceasing to be reporting companies). At the end of the cycle which began January 1, 1992, the peer group consisted of 37 banking organizations (including the Corporation), of which 33 are included in the KBW 50 Total Return Index. Currently, the cycle which began January 1, 1994, consists of 41 banking organizations (including the Corporation), of which 38 are included in the KBW 50 Total Return Index.

     Members of the peer group are ranked according to their ROBEs and the ranked list is then divided into quarters. A specific percentage of an executive officer's base salary at the end of the cycle is awarded to the executive if the Corporation's ROBE equals or exceeds that of the highest performing banking organization in the lowest quartile of the peer group (the "threshold level"). The percentage of base salary awarded to an executive officer increases incrementally between the threshold and target levels of performance as well as between the target and maximum levels of performance, although at different rates, as the Corporation's relative ROBE improves. No award will be made pursuant to the Long-Term Incentive Compensation Plan with respect to any performance cycle if the Corporation's ROBE for that cycle is below the threshold level and no award will exceed 50% of the participant's base salary. Awards are generally made in stock, however, participants may elect to receive up to 50% of their awards in cash.

     The Corporation's three-year average ROBE for the cycle ended December 31, 1994, resulted in performance at the 90th percentile of the peer group. Since that performance exceeded the maximum specified by the plan, awards were made equalling 50% of participant's base salary. Under the formula, Mr. Wobst received an award valued at $400,009. (The number of shares awarded was rounded up to the next whole share, resulting in an award slightly in excess of 50% of base salary.)

     Stock option awards are considered annually by the Committee and the number of shares granted to an executive officer is based on the individual's scope of responsibility, a subjective evaluation of the performance of the individual and his business unit since the last grant, and industry comparisons. No specific weight is attached to these factors.

     Data from three surveys published by nationally known compensation and human resources consulting firms as well as data compiled from a review of competitor proxy statements were reviewed by the Committee to determine competitive benchmarks for awarding 1994 options. Two of the surveys provided industry comparisons for financial organizations of generally comparable asset size, the first of which represented data from 84 financial institutions while the second represented 47 banking organizations. Additional comparisons were provided by a general industry survey representing 204 companies, of which 33 were banks. The proxy statement data represented stock option practices of the same peer group used for the Long-Term Incentive Compensation Plan cycle that began January 1, 1994. Competitive grants were considered by using sources presenting data as a percentage of base salary, as a percentage of total shares outstanding, and as a dollar value. The Committee does not have a policy to target its option awards at any specific level of data as provided from these sources.

     In addition, information as to the options awarded to each executive during previous years was reviewed by the Committee. However, the Committee did not consider the total amount of options held by an executive officer in determining the size of an option awarded for 1994.

     Each stock option has an exercise price equal to the fair market value of the underlying Common Stock of the Corporation on the date of grant. Each stock option granted in 1994 becomes exercisable in four equal annual increments beginning on the first anniversary of the grant and remains exercisable for a period of ten years from the date of grant (subject to plan forfeiture restrictions). The four year vesting schedule was initiated for all stock options granted in 1994 to encourage a focus on long-term shareholder returns. Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the Corporation's stock price.

     For 1994, the Committee awarded stock options to 209 employees in a total amount equal to .48% of the Corporation's average shares of Common Stock outstanding for the year. Mr. Wobst received 20.1% of all option shares granted, or 125,000 shares, as adjusted for a five-for-four stock split paid in July 1994. The option shares granted to the named executive officers had a market value at grant of $20.55 per share. Additional detail on executive grants is provided in the table above entitled "Option Grants in Last Fiscal Year."

Impact of 1993 Tax Act Changes

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") amended the Code to add Section 162(m). Code Section 162(m) no longer permits publicly held corporations, such as the Corporation, to deduct as compensation "applicable employee remuneration" paid to a "covered employee" in excess of $1,000,000 per taxable year (the "Dollar Limitation"). A covered employee of the Corporation for purposes of Section 162(m) is any employee who appears in the Summary Compensation Table who is also employed by the Corporation on December 31 of the applicable taxable year.

     The Corporation may continue to deduct performance based compensation paid to its covered employees pursuant to new Section 162(m) if the payment of such compensation meets certain requirements set forth in the Code. Amended proposed regulations have been issued (the "Proposed Regulations"). Additionally, the Corporation may continue to deduct certain components of amounts paid to its covered employees if the compensation qualifies for certain transition rules (the "Transition Rules") provided for in the Code and the Proposed Regulations.

     Generally, this legislation affects four components of the Corporation's executive compensation package. These include base salary and perquisites, annual cash incentive awards, stock option awards, and long-term incentive awards. Each of these components is covered by a provision in the Existing Contracts between the Corporation and each of Messrs. Wobst, Sofia, and Hoskins. Each of the Existing Contracts expire on November 15, 1996. The new legislation will not have any effect on the deductibility of compensation paid in 1994 to the other named executive officers.

     Based upon the Code and the Proposed Regulations, the Corporation believes the base salaries and perquisites payable with respect to the Existing Contracts and long-term incentive awards qualify under the Transition Rules and, therefore, are not subject to the Dollar Limitation for 1994 and 1995. In addition, stock option awards granted in 1994 were made under the 1994 Stock Option Plan which was approved last year by shareholders. The Corporation believes that the awards made in 1994 under the 1994 Stock Option Plan also are not subject to the Dollar Limitation.

     The Corporation is currently seeking shareholder approval for the Incentive Compensation Plan. If shareholder approval is obtained, the Corporation believes this plan will also meet the requirements to qualify awards under Section 162(m) and the Proposed Regulations so that they are not subject to the Dollar Limitation. Upon issuance of final regulations, the Corporation will consider taking further action to the extent necessary to maintain the deductibility of payments under its compensation plans.

                                         COMPENSATION AND STOCK OPTION COMMITTEE

                                         John B. Gerlach, Chairman
                                         Don Conrad
                                         Timothy P. Smucker
                                         Marvin E. White

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    BETWEEN THE CORPORATION, S&P 500 INDEX AND KBW 50 TOTAL RETURN INDEX(1)

     The line graph below compares the yearly percentage change in cumulative total shareholder return on the Corporation's Common Stock and the cumulative total return of both the S&P 500 Index and the KBW 50 Total Return Index for the period December 31, 1989, through December 31, 1994. An investment of $100 on December 31, 1989, and the reinvestment of all dividends are assumed.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG HUNTINGTON BANCSHARES, INC., KBW 50 INDEX AND S & P 500 INDEX

Measurement period       Huntington           KBW 50       S & P 500
                         ----------           ------       ---------
(Fiscal year Covered)    Bancshares Inc       Index        Index
- ---------------------    --------------       ------       ---------
Measurement PT -
12/31/89                 $ 100                $ 100        $ 100
- -- -- --                   ---                  ---          ---
FYE 12/31/90             $  65                $ 106        $  97
    -- -- --               ---                  ---          ---
FYE 12/31/91             $ 125                $ 168        $ 126
    -- -- --               ---                  ---          ---
FYE 12/31/92             $ 188                $ 214        $ 136
    -- -- --               ---                  ---          ---
FYE 12/31/93             $ 221                $ 226        $ 149
    -- -- --               ---                  ---          ---
FYE 12/31/94             $ 211                $ 214        $ 149
    -- -- --               ---                  ---          ---


_________________

(1) The KBW 50 Total Return Index, published by Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank stock index that includes all money-center and most major regional bank holding companies.

_________________

EXECUTIVE OFFICERS OF THE CORPORATION

     The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

     MILTON D. BAUGHMAN, age 47, has served as Senior Vice President of the Corporation since November 1993 and as Director of Corporate Development for the Corporation since August 1993. Mr. Baughman also served as President of Huntington Capital Corp. from January 1993 to July 1994. From April 1989 to November 1993, Mr. Baughman served as Senior Vice President of The Huntington National Bank. Prior to joining the Corporation, Mr. Baughman served as Managing Director for Manufacturers Hanover Trust Company from May 1987 to March 1989 and in various other capacities from June 1971 to April 1987.

     RICHARD N. BLYTHE, JR., age 46, has served as President of The Huntington Investment Company since December 1990 and as Senior Vice President of the Corporation since November 1992. From December 1987 to May 1990, Mr. Blythe was Senior Vice President of NCNB National Bank, now NationsBank of North Carolina,
N. A., in charge of underwriting and trading in tax-exempt bonds. From May 1990 to November 1990, Mr. Blythe served as the director of securities sales for NCNB Capital Markets, Inc., a broker/dealer subsidiary of NCNB Corporation, which is registered with the National Association of Securities Dealers.

     JUDITH D. FISHER, age 49, has served as Executive Vice President of the Corporation since February 1994 and as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991. Ms. Fisher has also served as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, from September 1987 to January 1991.

     RALPH K. FRASIER, age 56, Executive Vice President, General Counsel, Secretary and Cashier of The Huntington National Bank and General Counsel and Secretary of the Corporation, joined The Huntington National Bank in November 1975 as Vice President and General Counsel. Mr. Frasier was named Senior Vice President and General Counsel of The Huntington National Bank and General Counsel of the Corporation in July 1976. Mr. Frasier became Secretary to the Boards of Directors of both companies in June 1981 and was named Executive Vice President and Cashier of The Huntington National Bank in March 1983. Mr. Frasier has served as Secretary and Cashier of The Huntington Trust Company, National Association, since February 1988.

     PETER E. GEIER, age 37, has served as Executive Vice President for the Corporation since November 1994 and Executive Director of Consumer Services since March 1994. Mr. Geier served as Senior Vice President for the Corporation from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking for The Huntington National Bank from November 1989 to March 1994.

     DIETER E. HEREN, age 53, has served as Executive Vice President and Executive Director of Credit Administration for the Corporation from November 1994 to the present. From November 1992 to November 1994, Mr. Heren served as Senior Vice President and Chief Credit Officer for the Corporation. Prior thereto, Mr. Heren served as Senior Vice President and Manager of Special Assets for The Huntington National Bank from April 1987 to November 1992 and as Senior Vice President and Division Executive for the International Department of The Huntington National Bank from May 1985 to April 1987.

     W. LEE HOSKINS, age 54, has served as Chairman of The Huntington National Bank since September 1993 and as a director, President, and Chief Executive Officer since joining The Huntington National Bank in November 1991. Since November 1991, Mr.Hoskins has served as a director and Vice Chairman of the Corporation and as a director of The Huntington Trust Company, National Association. Prior to joining the Corporation, Mr. Hoskins was the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from October 1987 to November 1991. From March 1981 to September 1987, Mr. Hoskins served as Senior Vice President and Chief Economist of PNC Financial Corp in Pittsburgh, Pennsylvania.

     NORMAN A. JACOBS, age 57, has served as a director, President, and Chief Executive Officer of The Huntington Trust Company, National Association, from May 1988 to the present and a director of The Huntington Trust Company of Florida, National Association, from October 1988 to the present. Mr. Jacobs has also served as Senior Trust Officer of The Huntington National Bank since May 1988.

     WILLIAM M. RANDLE, age 55, has served as Senior Vice President of the Corporation and Director of Marketing and Strategic Planning from January 1990 to the present. From October 1986 to January 1990, Mr. Randle was Senior Vice President of Marketing for First Union National Bank of North Carolina.

     LAWRENCE R. SELLERS, age 45, has served as President of The Huntington Service Company from June 1991 to the present. Mr. Sellers was Senior Vice President and Director of Information Services of The Huntington National Bank from July 1985 to April 1987 and of The Huntington Service Company from April 1987 to June 1991.

     ZUHEIR SOFIA, age 50, has served as President and a director of the Corporation from October 1984 to the present, as Chief Operating Officer from September 1986 to the present and as Treasurer from February 1989 to the present. In addition, Mr.Sofia has served as a director of The Huntington National Bank since February 1981 and a director of The Huntington Trust Company, National Association, since February 1988. Mr. Sofia served as Vice Chairman of The Huntington National Bank from March 1983 to September 1986 and as Senior Vice President of the Corporation from March 1983 to October 1984, as Executive Vice President of The Huntington National Bank from February 1981 to March 1983, as Treasurer of the Corporation from January 1984 to June 1984, and as Senior Vice President and Division Executive of the Corporate Banking, Funds Management and International Divisions of The Huntington National Bank from December 1976 to February 1981. From the time he joined the

Corporation in September 1971 until December 1976, Mr. Sofia served the Corporation in various other capacities.

     R. FREDERICK TAYLOR, age 53, has served as President and Chief Executive Officer of The Huntington Mortgage Company since January 1995. Prior to joining the Corporation, Mr. Taylor served as President and Chief Executive Officer of Liberty Mortgage Corp., a residential mortgage company, from August 1993 to January 1995, and as President and Chief Executive Officer of First Sun Mortgage Corp., a residential mortgage company, from June 1986 to August 1993.

     JOHN D. VAN FLEET, age 40, has served as Corporate Controller and Chief Accounting Officer of the Corporation since April 1993 and as Senior Vice President since February 1991. From June 1989 to April 1993 Mr. Van Fleet was the Director of Accounting for the Corporation. Mr. Van Fleet also served as Vice President of the Corporation from June 1989 to February 1991. Mr. Van Fleet joined Price Waterhouse in June 1977 as a member of the audit staff and subsequently served in various supervisory capacities prior to joining the Corporation in June 1989.

     GERALD R. WILLIAMS, age 59, has served as Executive Vice President and Chief Financial Officer of the Corporation from April 1989 to the present. From January 1987 to April 1989, Mr. Williams was the owner and President of Mattara Services, Inc., a consulting company to financial institutions and investors in financial institutions.

     FRANK WOBST, age 61, has served as Chairman of the Board and Chief Executive Officer of the Corporation from February 1981 to the present and as Chairman of The Huntington Trust Company, National Association, from February 1988 to the present. Mr. Wobst has also served as a director of The Huntington National Bank and the Corporation from the time he joined the Corporation in 1974 to the present. Mr. Wobst served as President of the Corporation from February 1981 to October 1984, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.

PROPOSAL TO APPROVE THE INCENTIVE COMPENSATION PLAN

     A proposal to approve the Huntington Bancshares Incorporated Incentive Compensation Plan, as amended (the "Plan"), will be presented at the Annual Meeting of Shareholders. The purpose of the Plan is to encourage, recognize, and reward exceptional levels of corporate, business unit, and individual performance. The Board of Directors of the Corporation recommends that the Corporation's shareholders approve the Plan as described herein.

     The Corporation has maintained an incentive compensation plan (the "Existing Plan") as an integral part of its compensation program for many years. The Board of Directors amended the Plan on February 15, 1995, and is seeking shareholder approval in order to enable the Corporation to qualify payments under the Plan to executive officers as deductible for federal income tax purposes. As described in the Board Compensation Committee Report on Executive Compensation, the Internal Revenue Code was amended in 1993 to add Section 162(m) which places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any tax year with respect to certain of the Corporation's highest paid executives defined as "covered employees." However, qualified performance-based compensation that has been approved by shareholders is not subject to the deduction limit. In order that incentive compensation paid to executive officers will be deductible under Section 162(m), the Corporation is requesting that the shareholders approve the Plan at this meeting.

DESCRIPTION OF THE PLAN

     Administration.  The Plan will be administered by the Compensation and
     --------------
Stock Option Committee of the Board of Directors (the "Committee") consisting of outside directors within the meaning of Section 162(m).

     Eligibility.  Within the first 90 days of each calendar year, the
     -----------
Committee will determine the identity of those executive officers whose compensation in that year is anticipated to be effected by the Section 162(m) limitation (the "Covered Officers"). The Covered Officers, as well as all other officers of the Corporation or affiliated entities who are designated by the Committee each year, will be eligible to participate in the Plan. The Covered Officers will be subject to special provisions of the Plan designed to qualify awards payable to them as performance-based compensation not subject to the deduction limit. However, the group of executive officers actually affected by the Section 162(m) limitation could differ at year end depending on actual compensation paid and employment status at year end. Based upon the number of persons eligible to participate in the Existing Plan, approximately 215 persons will be eligible to participate in the Plan for 1995, assuming the Plan is approved by the shareholders.

     Operation of the Plan.  Officers who participate in the Plan receive cash
     ---------------------
awards determined as a percentage of base salary measured by performance goals established annually by the Committee. Performance goals are based on corporate financial criteria and, except in the case of Covered Officers, evaluation of business unit and individual performance. Awards paid to Covered Officers are based on the Corporation's performance relative to return on average shareholders' equity goals. No award will be paid to Covered Officers if return on average shareholders' equity is less than 13% or any higher minimum goal established by the Committee.

     For competitive business reasons, the specific performance goals determined by the Committee each year for purposes of the Plan will not be publicly disclosed. However, incentive awards actually paid under the Plan to the executive officers named in the Summary Compensation Table will be included each year in the disclosures regarding executive compensation as required by the executive compensation disclosure rules promulgated by the Securities and Exchange Commission (the "SEC").

     After the end of each year, the Committee will review the performance of the Corporation and plan participants against the established performance goals. Awards may be paid to Covered Officers only after the Committee has certified in writing that the return on average shareholders' equity goals have been met. The Committee may reduce but not increase the amount of an award otherwise payable to a Covered Officer. The maximum award payable to a participant for any given year will not exceed $1,000,000.

     The following table indicates the dollar amounts that would have been received by the following persons for 1994 if the Plan, as amended, had been in effect during 1994.

                     INCENTIVE COMPENSATION PLAN BENEFITS

                                                            Dollar Value
                Name and Position                               ($)(1)
- ------------------------------------------------           --------------
      Frank Wobst
          Chairman and Chief Executive Officer             $     504,000
      Zuheir Sofia
          President, Chief Operating Officer,
          and Treasurer                                    $     294,525
      W. Lee Hoskins
          Chairman and CEO
          The Huntington National Bank                     $     294,525
      Gerald R. Williams
          Executive Vice President and
          Chief Financial Officer                          $     131,070
      Judith D. Fisher
          Executive Vice President                         $     112,200
      All executive officers as a group                    $   1,932,120
      All directors who are not executive
          officers as a group                                    None
      All employees, other than executive
          officers, as a group                             $   4,583,120

_______________
(1) Benefits paid under the Existing Plan were based on the Corporation's performance relative to return on beginning shareholders' equity goals; benefits to be paid under the Plan are based on the Corporation's performance relative to return on average shareholders' equity goals.

______________

     Change in Control.  In the event of a Change in Control (as defined in the
     -----------------
Plan) or at the direction of the Committee in anticipation of a Change in Control, the Committee will make pro rata interim incentive compensation awards based upon the quarterly financial statements of the Corporation for the quarter ending immediately prior to or coinciding with the Change in Control.

     Amendment and Termination.  The Plan may be amended or terminated at any
     -------------------------
time by the Committee or by the Board of Directors without shareholder approval, unless such approval is otherwise required to satisfy the applicable provisions of Section 162(m).

     Assuming the shareholders approve the Plan, the Corporation intends to deduct, as qualified performance-based compensation, the amounts of any awards paid to Covered Officers, as well as other Plan participants, in determining the Corporation's federal income tax liability. If the Plan is not approved, no payments will be made under the Plan. In that event, the Committee intends to review and reconsider the incentive compensation programs of the Corporation in light of such vote and the principles described in the Board Compensation Committee Report on Executive Compensation.

     The Corporation believes that its incentive compensation plans have made a significant contribution to the success of the Corporation in attracting and retaining key employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for the Corporation for the year 1995. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. Ernst & Young LLP has served as the independent auditor for the Corporation since its inception in 1966. The Board of Directors believes that the reappointment of Ernst & Young LLP for the year 1995 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

SHAREHOLDER PROPOSAL

     Allen Wolff, D.V.M., Trustee, Brunswick Veterinary Clinics Inc. Profit Sharing Retirement Plan, who has stated that he is the owner of approximately 600 shares of the Corporation's Common Stock, has notified the Corporation that he intends to present a proposal for consideration at the Annual Meeting. The proponent's address will be furnished promptly upon receipt of any oral or written request.

PROPOSAL AND SUPPORTING STATEMENT OF SHAREHOLDER

               "There are a number of things being done in corporate America that need to be changed. Among them are:
               Term restrictions and elimination of stock options and retirement benefits for outside directors, paying of bonuses based on objective rather than subjective parameters, elimination of golden parachutes and payments in lieu of income tax (on excessive bonuses), listing names and addresses (in the proxy statement) of those who make stockholder proposals, elimination of self serving proposals and then using S.E.C. `rules' to harass, confound and keep certain information from stockholders.

               Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives, (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals, (3) we are not playing on a level field; management gets to count unmarked proxies as voting in favor of their position and then can solicit proxies at the company's expense.

               I am particularly dismayed at the statement on proxies that says (in essence): `Proxies signed, but not specifically marked, will be voted as management has suggested'

               Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't. How many shareholders even understand what they are being asked to vote upon? When was the last time, in ANY corporation, that a shareholder proposal passed or a director proposal failed?

               One need only review the results of voting on shareholder proposals at the last annual meetings of First Union Real Estate, Chemical Bank, and Rockerfeller Center Properties to see how THIS DECEITFUL and UNDEMOCRATIC WAY OF COUNTING VOTES was used. Although each of these companies honestly revealed the results of the balloting, they still used the unmarked proxies in defeating shareholder proposals that might otherwise have passed.

               When I go to the polls and figure there is no clear choice among candidates and leave that space `unmarked', it is not voted in favor of the incumbent nor the incumbent's party; it is merely a non-vote.

               Last year, a similar proposal was reported to have failed, only garnering `FOR' votes by about 24.5% of the eligible shares having been voted, (in itself a remarkedly high vote for a shareholder proposal), but it was NOT revealed how many of the NAYS were represented in over 4700 unmarked proxies, counted in favor of management.

               The company used the SEC `rules' in not supplying me with a list of supporters, yet was not ashamed to nominate a current director for a different class, with the stipulation that if his election failed, he would still serve his term. A double standard?

               Therefore, be it resolved that in future proxies of this company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including any issue `WHICH MAY PROPERLY COME UP AT THE MEETING', with all voting reported in detail."

STATEMENT OF BOARD OF DIRECTORS IN OPPOSITION

          FOR THE REASONS DISCUSSED BELOW, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

     The Corporation's management and the Board of Directors believe that the foregoing proposal and statement are misleading. The shareholder begins his statement with an expression of frustration with "corporate America" in general and most of the shareholder's concerns which follow thereafter do not relate to the Corporation.

     The shareholder proposes that the Corporation solicit shareholder votes with a form of proxy card which is different from the form it has historically used. The Corporation's current proxy card is permitted by the SEC and followed by the vast majority of other large, publicly-held corporations. This format provides the Corporation's shareholders with the ability to have their shares counted in the vote on a particular matter either by (i) specifying a vote for or against or abstaining from voting on the matter by marking a specific box on the proxy card, or (ii) signing and returning the proxy card without marking a specific box, in which case the shares are voted as indicated in bold-face type on the proxy card. These procedures are described further in the proxy statement. The Corporation believes that its current procedures for the voting and tabulation of proxies work well and are consistent with those of other large, publicly-held corporations.

     The proposal appears to reflect the implicit assumption that shareholders are inadvertently returning executed but unmarked proxy cards, unaware of how they will be voted, or that some shareholders seek to abstain on some or all votes by leaving the proxy card unmarked. The Corporation does not share that assumption. Each of the Corporation's proxy cards indicates in bold face type the manner in which it will be voted if no other direction is made. For example, the proxy card for the 1995 Annual Meeting of Shareholders states "IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR
                                               ---
NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN, FOR
                       ---                                                  ---
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AND AGAINST THE
                                                              -------
SHAREHOLDER PROPOSAL." That information is also contained on page one of this Proxy Statement. Thus, the Corporation believes that the shareholders who take advantage of this shorthand method do so with full knowledge of how their shares will be voted.

     The proposal, if adopted, would require that executed proxy cards which are returned without a specific mark in the "for", "against", or "abstain" boxes would be treated as abstentions. Shareholders accustomed to the procedures followed by all other public companies of which the Corporation is aware may be inadvertently disenfranchised by signing and returning a proxy card without specifically marking a box on a particular matter thinking that they are supporting a recommendation made by their board of directors. The Corporation has no cost effective means for communicating with shareholders to determine whether, in each instance, a shareholder who did not mark a box on each matter actually intended to abstain from voting. To the extent that current procedures facilitate the execution and return of proxy cards, the Corporation believes that the current procedures result in a higher shareholder response than could be expected if shareholders were required to complete each item on the proxy card. This, in turn, may help to minimize the time and expense that are incurred in connection with the solicitation of proxies.

     The Corporation is aware of no persuasive reason to adopt the proposal. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting person") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms filed by them.

     Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Corporation believes that, during 1994, all filing requirements applicable to reporting persons were met.

PROPOSALS BY SHAREHOLDERS FOR 1996 ANNUAL MEETING

     If any shareholder of the Corporation wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 1996, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on November 7, 1995. In addition, the Corporation's Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.

OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

     The Corporation's 1994 Annual Report, including financial statements, was furnished to shareholders prior to or concurrently with the mailing of this proxy material. THE CORPORATION'S FORM 10-K FOR 1994 AND EXTRA COPIES OF THE 1994 ANNUAL REPORT WILL BE FURNISHED, WITHOUT CHARGE, TO SHAREHOLDERS OF THE CORPORATION UPON WRITTEN REQUEST TO THE DIRECTOR OF INVESTOR RELATIONS, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, COLUMBUS, OHIO 43287.

     If you are an employee of the Corporation or its affiliated corporations and are receiving this Proxy Statement as a result of your participation in the Huntington Stock Purchase and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan.

                                                                    COMMON STOCK
                  PROXY - HUNTINGTON BANCSHARES INCORPORATED
     The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Thomas E. Cavendish, Jon M. Anderson, and Michael T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Huntington Bancshares Incorporated to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 27, 1995, and at any adjournment or adjournments thereof as follows:
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.
                                                 ---
    1. Election of Directors.
        [ ]  FOR all nominees listed below   [ ]  WITHHOLD AUTHORITY to vote for
             (except as marked to                 all nominees listed below
              the contrary below)
       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
            STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
         Don Conrad    George A. Skestos    Lewis R. Smoot, Sr.    Frank Wobst

    2. Approval of the Huntington Bancshares Incorporated Incentive Compensation Plan.
        [ ]  FOR                [ ]  AGAINST           [ ]  ABSTAIN

    3. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the year 1995.
        [ ]  FOR                [ ]  AGAINST           [ ]  ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
                                                  -------
    4. Approval of the shareholder proposal.
        [ ]  FOR                [ ]  AGAINST           [ ] ABSTAIN

    5. In their discretion to vote upon such other matters as may properly come before the meeting.
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE
                                                     ---
DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE INCENTIVE COMPENSATION
                                ---
PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AND AGAINST
      ---                                                               -------
                           THE SHAREHOLDER PROPOSAL.
  Please sign and date this Proxy below and return in the enclosed envelope.

                              Date:_______________________________________,1995

                              __________________________________________________
                              (Signature)

                              __________________________________________________
                              (Signature)

                              Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title. All joint owners must sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                HUNTINGTON STOCK PURCHASE AND TAX SAVINGS PLAN
                      INSTRUCTIONS TO TRUSTEE FOR VOTING
     The undersigned participant in the Huntington Stock Purchase and Tax Savings Plan ("Plan") hereby instructs The Huntington Trust Company, National Association, Trustee, under the Plan, to appoint Thomas E. Cavendish, Jon M. Anderson, and Michael T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the "Corporation") which the undersigned is entitled to vote pursuant to paragraph 10.02 of the Plan at the Annual Meeting of Shareholders of Huntington Bancshares Incorporated to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 27, 1995, and at any adjournment or adjournments thereof as follows:
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.
    1. Election of Directors.
        [ ]  FOR all nominees listed below   [ ]  WITHHOLD AUTHORITY to vote for
             (except as marked to                 all nominees listed below
             the contrary below)
    (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
       STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
      Don Conrad    George A. Skestos    Lewis R. Smoot, Sr.    Frank Wobst

    2. Approval of the Huntington Bancshares Incorporated Incentive Compensation Plan.
        [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

    3. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the year 1995.
        [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
                                                    -------
    4. Approval of the shareholder proposal.
        [ ]  FOR                [ ]  AGAINST              [ ] ABSTAIN

    5. In their discretion to vote upon such other matters as may properly come before the meeting.
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE
                                                     ---
DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE INCENTIVE COMPENSATION
                                ---
PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AND AGAINST
      ---                                                               -------
                       THE SHAREHOLDER PROPOSAL.
     With respect to shares of Common Stock held for the account of the undersigned under the Plan, the undersigned hereby instructs the Trustee to sign and forward the proxy being solicited by the Board of Directors of the Corporation to vote as herein directed.
                 Please sign and date below and return in the enclosed envelope.

                 _________________________________________________
                 (Signature)

                 Date:_______________________________________,1995